Western Asset Emerging Markets Debt Fund Inc. Announces Changes to Non-Fundamental Investment Policies

NEW YORK – (BUSINESS WIRE) – August 16, 2007

Western Asset Emerging Markets Debt Fund Inc. (NYSE: ESD) today announced changes to non-fundamental investment policies relating to the credit ratings and types of securities in which the Fund may invest. These changes will be effective September 17, 2007.

Under the Fund’s amended non-fundamental investment policies recommended by Fund management and approved by the Board of Directors, the Fund will invest at least 80% of its managed assets in debt securities of issuers in emerging market countries. Previously, this policy required the Fund to invest at least 80% of its managed assets in securities rated below investment grade. Under the amended policy, the Fund may invest in debt securities of issuers in emerging market countries rated investment grade as well.

The Board of Directors also approved modifications to the non-fundamental policy regarding the weighted average credit quality of the Fund’s portfolio. Under the amended policy, the Fund will usually attempt to maintain a portfolio with a weighted average credit quality rated B3 or above by Moody’s Investors Service (“Moody’s”) or B- or above by Standard & Poor’s Corporation (“S&P”), or equivalent ratings from any nationally recognized statistical rating organization. Previously, the Fund was subject to a policy requiring it to attempt to maintain a portfolio with a weighted average credit quality rated between Baa2 and B3 by Moody’s or between BBB and B- by S&P.

In addition, under new non-fundamental policies approved by the Board of Directors, the Fund now has the ability to invest in dollar rolls.

These changes to the Fund’s non-fundamental investment policies are intended to broaden the investment opportunities of the Fund and to allow the Fund to invest a greater percentage of its assets in securities, particularly emerging market debt securities, that are rated investment grade. As the emerging market sector has evolved and developed since the Fund’s inception in [April of 2003], more fixed income securities issued by governments and corporations in emerging market countries (“emerging market debt”) have earned investment grade ratings. These increases in the ratings of emerging market debt have resulted from issuers benefiting from substantial increases in commodity prices and increased fiscal responsibility on the part of the governments of emerging market countries. Currently, approximately 39% of the JP Morgan Emerging

Markets Bond Index Global, the unmanaged benchmark against which the Fund measures its performance, is composed of emerging market debt that is rated investment grade.

It is important to note that the proposed changes are expected to provide the portfolio managers with additional flexibility to meet the Fund’s investment objectives and address developments in the market, but there is no expectation that dramatic changes in the Fund’s portfolio composition or investment approach will result.

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Additional Information About Dollar Rolls

Under the Fund’s amended non-fundamental investment policies, the Fund will be able to invest in dollar rolls as part of its investment strategies. Under a dollar roll transaction, the Fund sells securities for delivery in the current month, or sells securities it has purchased on a “to-be-announced” basis, and simultaneously contracts to repurchase substantially similar (same type and coupon) securities on a specified future date. During the roll period, the Fund forgoes principal and interest paid on the purchased securities. Dollar rolls are speculative techniques involving leverage, and are considered borrowings by the Fund if the Fund does not establish and maintain a segregated account. In addition, dollar rolls involve the risk that the market value of the securities the Fund is obligated to repurchase may decline below the repurchase price. In the event the buyer of securities under a dollar roll files for bankruptcy or becomes insolvent, the Fund’s use of proceeds may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Fund’s obligation to repurchase the securities. Successful use of dollar rolls may depend upon the ability of the Fund’s investment manager to correctly predict interest rates and prepayments. There is no assurance that dollar rolls can be successfully employed.

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Western Asset Emerging Markets Debt Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company and Western Asset Management Company Limited, affiliates of the investment manager.

For more information on the Fund, please contact our Investor Relations Group at 1-888-777-0102 or consult the Fund’s website at www.leggmason.com.

Contact:

Brenda Grandell

Director, Closed-End Funds

Legg Mason & Co., LLC

212-291-3775